                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                      Nucentrix Broadband Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  670198 10 0
                        ------------------------------
                                 (CUSIP Number)

                                January 1, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1)   S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

      Quad-C Partners IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2)                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4)

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5)
     NUMBER OF
                          764,248
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6)

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7)
    REPORTING
                          764,248
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8)
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9)
      764,248
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (i) EXCLUDES CERTAIN SHARES
10)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11)

      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12)
      PN
------------------------------------------------------------------------------

                               Page 2 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1)   S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

      Quad-C IV, L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2)                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4)

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5)
     NUMBER OF
                          764,248
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6)

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7)
    REPORTING
                          764,248
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8)
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9)
      764,248
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (i) EXCLUDES CERTAIN SHARES
10)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11)

      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12)
      CO
------------------------------------------------------------------------------

                               Page 3 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1)   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Quad-C, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2)                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4)

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5)
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6)

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7)
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8)
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9)
      -0-
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (i) EXCLUDES CERTAIN SHARES
10)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11)

      --
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12)
      CO
------------------------------------------------------------------------------

                               Page 4 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1)    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Quad-C Management, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2)                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4)

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5)
     NUMBER OF
                          1,461,383
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6)

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7)
    REPORTING
                          1,461,383
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8)
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9)
      1,461,383
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (i) EXCLUDES CERTAIN SHARES
10)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11)

      14.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12)
      CO
------------------------------------------------------------------------------

                               Page 5 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Terrence D. Daniels
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,504,795
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,504,795
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,504,795
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (i) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      14.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

                               Page 6 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10



Item 1(a).   Name of Issuer.

         NUCENTRIX BROADBAND NETWORKS, INC.

Item 1(b).   Address of Issuer's Principal Executive Offices.

         200 Chisholm Place, Suite 200
         Plano, TX 75075

Item 2(a).   Name of Person Filing.

         This Amendment No. 1 to Schedule 13G is filed by those persons named in
         Item 1 of pages 2-5 above, to which reference is hereby made.

Item 2(b).   Address of Principal Business Office, or if none, Residence

         The address of the principal business office of each of the Filing Parties is:

         230 East High Street
         Charlottesville, VA 22902

Item 2(c).   Citizenship

         See item 4 of pages 2-5 of this Schedule 13G.

Item 2(d).   Title of Class of Securities.

         Common Stock, $.001 par value per share.

Item 2(e).   CUSIP Number.

         670198 10 0

Item 3.  This statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount Beneficially Owned:

         In connection with the corporate restructuring of the issuer under Chapter 11 of the United States Code (the "Restructuring"), which became effective as of April 1, 1999, all of the old common stock of the issuer was canceled and new common stock of the restructured issuer was issued to the holders of the issuer's old senior notes and convertible notes. Each of the reporting persons was directly or indirectly issued common stock in the Restructuring in exchange for the cancellation of its or his old senior notes.

                               Page 7 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


         Quad-C Partners IV, L.P. ("QCPIV") is the direct beneficial owner of 764,248 shares of common stock of the issuer. Quad-C IV, L.C. is the sole general partner of QCPIV and, as such, may be deemed to beneficially own the 764,248 shares of common stock held by QCPIV.

         Effective January 1, 2000, Quad-C Management, Inc. has management agreements with the sole general partners of the following investment partnerships and, as such, may be deemed to beneficially own the shares of common stock held by such entities: QCPIV (764,248 shares), Quad-C Partners III, L.P. ("QCPIII") (410,078 shares) and Quad-C Partners II, L.P. ("QCPII") (287,057 shares). Prior to January 1, 2000, Quad-C, Inc. was a party to similar management arrangements with the sole general partners of QCPIV, QCPIII and QCPII.

         Terrence D. Daniels is the sole director and controlling stockholder of Quad-C Management, Inc. Mr. Daniels is also the sole manager and a controlling member of each of the sole general partners of QCPIV, QCPIII and QCPII. As such, Mr. Daniels may be deemed to beneficially own the 1,461,383 shares of common stock held in the aggregate by those investment partnerships. Mr. Daniels also is the direct beneficial owner of 32,569 shares of common stock and may be deemed to beneficially own 10,843 shares through his interest in the Terrence Daniels Trust.

(b)      Percent of Class:

                See item 11 of pages 2-6 of this Schedule 13G.

(c)      Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                See item 5 of pages 2-6 of this Schedule 13G.

         (ii)   shared power to vote or to direct the vote:

                See item 6 of pages 2-6 of this Schedule 13G.

         (iii)  sole power to dispose or to direct the disposition of:

                See item 7 of pages 2-6 of this Schedule 13G.

         (iv)   shared power to dispose or to direct the disposition of:

                See item 8 of pages 2-6 of this Schedule 13G.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                               Page 8 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 9 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     QUAD-C PARTNERS IV, L.P.

                                     BY: QUAD-C IV, L.C., its general partner



November 14, 2000                         By:    /s/ Stephen M. Burns
-----------------                                ------------------------------
     Date                                 Name:  Stephen M. Burns
                                          Title: Vice President

                              Page 10 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     QUAD-C IV, L.C.


November 14, 2000                    By:    /s/ Stephen M. Burns
-----------------                           -----------------------------------
     Date                            Name:  Stephen M. Burns
                                     Title: Vice President

                              Page 11 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     QUAD-C, INC.



November 14, 2000                    By:    /s/ Stephen M. Burns
-----------------                           -----------------------------------
     Date                            Name:  Stephen M. Burns
                                     Title: Vice President

                              Page 12 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     QUAD-C MANAGEMENT, INC.



November 14, 2000                    By:    /s/ Stephen M. Burns
-----------------                           ----------------------------------
     Date                            Name:  Stephen M. Burns
                                     Title: Vice President

                              Page 13 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



November 14, 2000                    /s/ Terrence D. Daniels
-----------------                    -----------------------------------------
     Date                            Terrence D. Daniels

                              Page 14 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10



                                                                       Exhibit 1
                                                                       ---------

                            JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any and all amendments thereto, with regard to the beneficial ownership of Common Stock, $0.001 par value, of Nucentrix Broadband Networks, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to any such joint filing. In evidence thereof the undersigned hereby execute this Agreement as of the 14th day of November, 2000.


                                QUAD-C PARTNERS IV, L.P.

                                By: QUAD-C IV, L.C., its general partner



                                    By:    /s/ Stephen M. Burns
                                           -------------------------------------
                                    Name:  Stephen M. Burns
                                    Title: Vice President




                                QUAD-C IV, L.C.


                                By:    /s/ Stephen M. Burns
                                       -------------------------------------
                                Name:  Stephen M. Burns
                                Title: Vice President


                                QUAD-C, INC.



                                By:    /s/ Stephen M. Burns
                                       -------------------------------------
                                Name:  Stephen M. Burns
                                Title: Vice President



                                QUAD-C MANAGEMENT, INC.


                                By:    /s/ Stephen M. Burns
                                       -------------------------------------
                                Name:  Stephen M. Burns
                                Title: Vice President

                              Page 15 of 16 Pages

                                 SCHEDULE 13G
                              CUSIP NO. 670198 10



                                /s/ Terrence D. Daniels
                                --------------------------------------------
                                Terrence D. Daniels

                              Page 16 of 16 Pages